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                                                                  EXHIBIT 23.1.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the Prospectus Supplement to the Registration Statement on Form S-3 of Morgan Stanley ABS Capital I Inc., CDC Mortgage Capital Trust 2003-HE1, Mortgage Pass-Through Certificates, Series 2003-HE1 of our report dated February 4, 2002 relating to the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, which appears as an exhibit in Financial Security Assurance Holding Ltd.'s Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus Supplement.



PricewaterhouseCoopers LLP


New York, New York
March 24, 2003